Rosetta Genomics Ltd.
April 4, 2005
To
Mr. Yossi Ben-Yossef
Kadima  Hi-Tech Ltd. (“Kadima”)

Dear Yossi,

Re: Rosetta Genomics Ltd. (the "Company") - New Investment Round

Pursuant to our conversations and for the sake of good order, following is a summary of the terms agreed with respect to the possible participation of investors organized by Kadima, in Rosetta's new investment round:

1.	The Company is seeking to complete a convertible bridge loan financing round (the "Bridge Loan") of up to $5M not later than June 15, 2005,

2.	Kadima will be entitled to organize a group of investors to participate in the Bridge Loan (such investors: the "Kadima Investors"), under the following terms:

2.1
All of the Kadima Investors will invest through Kadima, who will be their sole representative towards the Company. All of the shares to be allotted upon conversion of the Bridge Loan, in consideration for the investment of the Kadima Investors, will be allotted to Kadima who will be the sole Company shareholder representing, as a trustee, such Kadima Investors. For such purposes Kadima will enter into internal trust agreements with the Kadima Investors with respect to the holding of such shares, in the form already existing in relation to present investors introduced to the Company by Kadima or such other form approved in advance and in writing by the Company.

2.2	The terms of the Bridge Loan will be reflected in a term sheet and bridge loan agreement (the "Agreement"), which will he drafted by Rosetta's counsel.

2.3
Kadima will appoint one legal counsel who will represent all of the Kadima Investors in the negotiations with the Company's legal counsel, with respect to the terms of the Agreement. The Company will not re-negotiate any material terms of the Agreement with individual Kadima Investors.

2.4	Kadima will notify the Company in advance of the identity of the Kadima Investors, which will be subject to the Company's approval.

3.	Consideration:

3.1	Kadima Investments: Kadima shall be entitled to the following consideration for the investments made by Kadima Investors under the Bridge Loan:

3.1.1	If the Kadima Investors invest an aggregate amount of less than $500,000 within the scope of the Bridge Loan:

3.1.1.1
A cash commission of 5% of the cash investments made by Kadima Investors in the Bridge Loan (independently of the actual conversion of such loan/s). VAT shall be added to such cash consideration against a proper tax invoice of Kadima

3.1.1.2
In addition to the consideration specified in Section 3.1.1.1 above Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 3% of the potential amount of shares allotted by the Company to the Kadima Investors upon conversion of the Bridge Loan, at the price per share of the converted shares. The option will be valid for 36 months following the closing of the Bridge Loan.

3.1.2	If the Kadima Investors invest an aggregate amount of at least $500,000 within the scope of the Bridge Loan:

3.1.2.1
A cash commission of 6% of the cash investments made by Kadima Investors in the Bridge Loan (independently of the actual conversion of such loan/s). VAT shall be added to such cash consideration against a proper tax invoice of Kadima

3.1.2.2
In addition to the consideration specified in Section 3.1.2.1 above Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 4% of the potential amount of shares allotted by the Company to the Kadima Investors upon conversion of the Bridge Loan, at the price per share of the converted shares. The option will be valid for 36 months following the closing of the Bridge Loan.

3.1.2.3
The Company shall participate in the legal fees and costs incurred by Kadima in connection with the Bridge Loan, including in connection with the due diligence process and the negotiations and preparation of the Agreement, in an aggregate amount of up to US$ 10,000 +VAT.

3.2
Coronis Investments: Kadima shall be entitled to the following consideration for the investments made by Investors introduced to the Company by Coronis Partners and for which Coronis Partners receives consideration from the Company under the Bridge Loan (the "Coronis Investors"):

3.2.1	If the Coronis Investors invest an aggregate amount of less than $500,000 within the scope of the Bridge Loan:

3.2.1.1
A cash commission of 1% of the cash investments made by Coronis Investors in the Bridge Loan (independently of the actual conversion of such loan/s). VAT shall be added to such cash consideration against a proper tax invoice of Kadima

3.2.1.2
In addition to the consideration specified in Section 3.2.1.1 above Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 0.6% of the potential amount of shares allotted by the Company to the Coronis Investors upon conversion of the Bridge Loan, at the price per share of the converted shares. The option will be valid for 36 months following the closing of the Bridge Loan.

3.2.2	If the Coronis Investors invest an aggregate amount of at least $500,000 within the scope of the Bridge Loan:

3.2.2.1
A cash commission of 1.5% of the cash investments made by Coronis Investors in the Bridge Loan (independently of the actual conversion of such loan/s). VAT shall be added to such cash consideration against a proper tax invoice of Kadima.

3.2.2.2
In addition to the consideration specified in Section 3.2.2.1 above Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 1% of the potential amount of shares allotted by the Company to the Coronis Investors upon conversion of the Bridge Loan, at the price per share of the converted shares. The option will be valid for 36 months following the closing of the Bridge Loan.

3.3
The cash commission(s) shall be paid to Kadima no later than 7 business days after the investments are received by the Company. For the avoidance of doubt, the above-mentioned consideration shall apply solely with respect to the Bridge Loan under this agreement.

4.
For any investment made in the Company in a subsequent private equity financing round ("Subsequent Round") by a Kadima Investor or by a Coronis Investor who invested in  the Bridge Loan, Kadima will be entitled to consideration as follows:

4.1
For sums up to the Kadima Investor's or Coronis Investor's preemptive rights in the Subsequent Round, Kadima will be entitled to an amount of 50% of the cash commission and options calculated pertaining to the such sums according to the principles and percentages set forth in section 3 above.

4.2
For sums beyond the Kadima Investor's or Coronis Investor's preemptive rights in the Subsequent Round, Kadirna will be entitled to cash commission and options calculated pertaining to such sums according to the principles and percentages set forth in section 3 above.

For example, if Kadima receives cash consideration of 6% and options of 4% as consideration for the Bridge Loan, and a Kadima Investor whose preemptive rights in a subsequent round are 550,000 invests $150,000, Kadima will receive 3% cash and 2% options on the first $50,000 that the Kadirna Investor invests, and 6% cash and 4% options on the remaining $100,000 that the Kadima Investor invests.

5.
For the avoidance of doubt it is hereby stipulated that this document deals only with Kadima's consent to provide certain services to the Company and the terms hereof and shall not be considered as a consent (of any kind or sort) being given on behalf of the existing investors in the Company who are represented by Kadima to the proposed Bridge Loan or any of its terms. Those investors' rights are fully reserved.

6.	Please confirm your agreement to the terms set forth in this Agreement by signing below.

Sincerely yours,

By:	/s/ Amir Avniel

Amir Avniel, COO Rosetta Genomics Ltd.

We hereby confirm our agreement to the terms set forth above:

By:	/s/ Yossi Ben Yossef

Kadima Hi-Tech Ltd. Yossi Ben Yossef